Exhibit 99.1

Index to Consolidated Financial Statements

BrassRing, LLC Consolidated Financial Statements
Consolidated Financial Statements:
Consolidated Balance sheets as of September 30, 2006 and December 31, 2005	2
Consolidated Statements of operations for the nine months ended September 30, 2006 and 2005	3
Consolidated Statements of cash flows for the nine months ended September 30, 2006 and 2005	4
Notes to Consolidated Financial Statements	5-13

BrassRing, LLC Consolidated Financial Statements
Independent Auditors’ Report	1
Consolidated Financial Statements
Consolidated Balance sheets as of December 31, 2005 and December 31, 2004	2
Consolidated Statements of operations for the years ended December 31, 2005, 2004 and 2003	3
Consolidated Statements of stockholders’ equity for years ended December 31, 2005, 2004 and 2003	4
Consolidated Statements of cash flows for the years ended December 31, 2005, 2004 and 2003	5
Notes to Consolidated Financial Statements	6-24

BrassRing LLC
Index
Nine Months ended September 30, 2006 and 2005

Financial Statements

Consolidated Balance sheets as of September 30, 2006 and December 31, 2005	2

Consolidated Statements of Operations for the nine months ended September 30, 2006 and 2005	3

Consolidated Statements of Cash Flows for the nine months ended September 30, 2006 and 2005	4

Notes to Consolidated Financial Statements	5-13

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BrassRing LLC
Consolidated Balance Sheets
Nine Months Ended September 30, 2006 and Year Ended December 31, 2005

(in thousands, except unit data)

	September 30,	December 31,
	2006	2005
Assets
Current assets
Cash and cash equivalents	$10,512	$11,885
Accounts receivable, net of allowance for doubtful accounts of $348 and $283 as of September 30, 2006 and December 31, 2005, respectively	6,668	5,359
Prepaid expenses and other current assets	1,785	1,352

Total current assets	18,965	18,596
Goodwill and other intangible assets, net	20,483	20,506
Property and equipment, net	2,318	2,846
Other long-term assets	521	520

Total assets	$42,287	$42,468

Liabilities and Members’ Equity
Current liabilities
Accounts payable and accrued expenses	$4,295	$3,734
Deferred revenue	8,182	5,024
Liabilities from discontinued operations	—	10
Other current liabilities	—	157
Deferred federal income taxes	22	21

Total current liabilities	12,499	8,946
Other liabilities	489	606
Commitments and contingencies	—	—
Minority interest	9,401	9,016
Member’s equity
Members’ interest	395,601	395,590
Accumulated other comprehensive income	19	(136)
Treasury stock	(8,500)	(8,115)
Accumulated deficit	(367,222)	(363,439)

Total member’s equity	19,898	23,900

Total liabilities and member’s equity	$42,287	$42,468

The accompanying notes are an integral part of these consolidated financial statements.

2

BrassRing LLC
Consolidated Statements of Operations
Nine Months Ended September 30, 2006 and 2005

(in thousands)

	Nine months ended
	September 30,
	2006	2005
Revenues
Application services	$22,568	$22,072
Professional services	5,958	5,685
Total revenues	28,526	27,757
Operating expenses
Cost of application services	5,455	4,766
Cost of professional services	3,928	4,202
Product development	8,219	8,820
Sales and marketing	9,973	8,940
General and administrative	4,820	4,726
Nonemployee stock-based compensation
expense	70	5
Depreciation of property and equipment	1,195	1,232
Amortization of goodwill and other intangible assets	23	33
Total operating expenses	33,683	32,724
Loss from operations	(5,157)	(4,967)
Interest income	(300)	(139)
Minority interest	(1,023)	(668)
Other expense (income)	(63)	68
Loss before income taxes	(3,771)	(4,228)
Provision for (benefit from) income taxes	(21)	—
Net loss from continuing operations	(3,750)	(4,228)
(Loss) benefit from discontinued operations	(33)	40
Net loss	$(3,783)	$(4,188)

The accompanying notes are an integral part of these consolidated financial statements.

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BrassRing LLC
Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2006 and 2005

(in thousands)

	2006	2005
Cash flows used in operating activities
Net loss	$(3,783)	$(4,188)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation of property and equipment	1,195	1,232
Amortization of capitalized software	75	75
Amortization and impairment of goodwill and other intangible assets	23	33
Employee stock-based compensation	953	668
Change in minority interest	(1,023)	(668)
Nonemployee stock-based compensation	70	5
Deferred revenue	3,158	817
Change in assets and liabilities, net of acquisitions
Accounts receivable	(1,309)	626
Prepaid expenses and other current assets	(433)	170
Other noncurrent assets	(1)	(2)
Accounts payable and accrued expenses	551	(133)
Deferred taxes	1	(39)
Other liabilities	(169)	144
Net cash used in operating activities	(692)	(1,260)
Cash flows used in investing activities
Purchase of property and equipment	(847)	(1,210)
Proceeds from sale of property and equipment	—	—
Purchase of certain assets	—	—
Net cash used in investing activities	(847)	(1,210)
Cash flows from financing activities
Issuance of common stock from option exercises	11	1
Issuance of convertible preferred stock	—	10,000
Net cash from financing activities	11	10,001
Effect of exchange rate changes on cash	155	3
Net change in cash and cash equivalents	(1,373)	7,534
Cash and cash equivalents at beginning of year	11,885	5,780
Cash and cash equivalents at end of year	$10,512	$13,314

The accompanying notes are an integral part of these consolidated financial statements.

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1.                                      Background

Nature of Businesses

BrassRing LLC (the “Company”) develops and provides hiring management solutions in North America and Europe delivered via the Internet including processing of customer resumes that accelerate and automate an employer’s hiring process. Revenues associated with the provision of these services are included in application services revenue on the statements of operations. BrassRing LLC also provides hiring management outsourcing and professional services primarily related to the delivery of application services. Revenues associated with the provisions of these services are included in professional services revenue.

In June 2003, the Company announced that it would be closing a portion of its business, and discontinue its operations related to candidate sourcing services effective September 2003. The results of the discontinued operations have been presented in the statements of operations for 2006 and 2005.

Basis of Presentation

In 2001, BrassRing was reorganized from a C-Corporation into a Limited Liability Company and a C-Corporation (“the 2001 Reorganization”). BrassRing LLC is the accounting entity responsible for the operations of the corporation. BrassRing Inc. (“BRI”) is a reporting entity that employs the United States based workforce and is the sole manager of BrassRing LLC. BRI is reimbursed by BrassRing LLC for its employee related costs.

In December 2003, the FASB issued a revision to Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN46R”), which was originally issued in January 2003. FIN 46R provides guidance on the consolidation of certain entities when control exists through means other than ownership of voting (or similar) interests and was effective for private entities that have interests in variable interest entities for the beginning of the first annual period beginning after December 15, 2004. Effective January 1, 2005, the Company consolidated BRI in accordance with FIN 46R. Prior periods have been restated to reflect this change.

BRI is owned by Accel Partners (“Accel”) as well as present and former employees of BRI.  BrassRing LLC is owned by BRLLC Holdings, Inc, a wholly-owned subsidiary of the Washington Post Company, Tribune National Marketing, Inc., a wholly-owned subsidiary of the Tribune Company, Gannett Satellite Information Network, Inc., a wholly-owned subsidiary of Gannett Co., Inc., and BRI.

2.                                      Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of BrassRing LLC, its subsidiaries and affiliates. All significant intercompany accounts and transactions have been eliminated.

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Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amounts reported in the balance sheets for cash and cash equivalents approximate their fair value. Restricted cash is included in other assets or prepaid expenses.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and trade accounts receivable. The Company’s cash equivalents consists of high quality short-term, U.S.dollar denominated money market instruments of less than 90 days. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends, and other information.

Fair Value of Financial Instruments

The Company amounts of financial instruments approximate their fair value due to their short maturities. Based on borrowing rates currently available for loans with similar terms, the carrying value of capital lease obligations approximate their fair values.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful life of the related assets, which is three years for software and three to five years for computer equipment and furniture and fixtures. Leasehold improvements are amortized over their estimated lives or the term of the related lease, whichever is shorter. Maintenance and repairs are charged to operations as incurred. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is reflected in operations in the period realized.

Goodwill and Other Intangible Assets

Goodwill represents the unamortized excess of the cost of acquiring companies over the fair values of such companies’ net assets at the dates of acquisition.

Goodwill is tested for impairment at the reporting unit annually on October 1, and whenever events or circumstances occur indicating that goodwill might be impaired. A two step impairment test is used to first to identify potential goodwill impairment and then measure the amount of goodwill impairment loss, if any. Goodwill, including goodwill recorded in past business combinations, is no longer amortized. Other intangible assets are being amortized by using the

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straight-line method over three years. The Company has recorded no other intangible assets with indefinite lives.

There were no goodwill impairments recorded during the nine months ended September 30, 2006 or 2005.

Software and Website Development Costs

In accordance with Statement of Accounting Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”), the Company capitalizes costs incurred to develop or obtain technological functionality for its various web-sites and other internal use software. SOP 98-1 requires the capitalization of certain direct costs incurred in connection with developing or obtaining software for internal use; including external direct costs of materials and services and payroll and payroll related costs for employees who are directly associated with and devote time to an internal-use software development project.

Internal use software costs are included in “Property and equipment, net” in the consolidated balance sheets and amortized on a straight-line basis over the software’s estimated useful life, generally 18 months. There was no internal use software development costs capitalized under SOP 98-1 during the nine months ended September 30, 2006 and 2005. During the nine months ended September 30, 2006 and the 2005, amortization expense was $75,000 and $75,000, respectively.

Noncapitalizable software development costs are expensed as incurred and included in “Product development” expense in the consolidated statement of operations.

Revenue Recognition

Application service revenue consists primarily of two components: a fixed subscription fee for hosted software services and volume-based fees derived from usage of services (principally resume processing). The fixed subscription fees are recognized ratably over the subscription period, which ranges from one to three years. Volume based service fees are recognized as the customer utilizes such services.

Professional services revenue consists primarily of consulting services related to the outsourcing of hiring management services and consulting services related to the delivery of the application services. Revenue related to implementation of the application services is deferred and recognized over the expected average customer life, and revenue related to other professional services is recognized as the services are delivered.

For arrangements with multiple elements, revenue is allocated to each element of a transaction based upon its fair value. Revenue is deferred for any undelivered elements, and recognized over the periods in which the service is performed, in accordance with the revenue recognition policy for such element. If fair value cannot be determined for any undelivered element included in the bundled arrangements, revenue is deferred until all elements are delivered and services have been performed, or until fair value can be determined for any remaining undelivered elements. When the fair value of a delivered element has not been established, the residual method is used to record revenue if the fair value of all undelivered elements is determinable. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered elements and is recognized as revenue.

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Cost of Revenue

Cost of application services consists primarily of hosting operations and the direct labor to process resumes. Cost of professional services consists primarily of the employee related expenses required to provide the services.

Deferred Revenue

Deferred revenue consists of payments received or contracted billings in advance of the performance of services.

Advertising Expenses

The Company expenses the cost of advertising and promoting its services as incurred. Advertising costs are included in sales and marketing expense in the statements of operations. For the nine months ended September 30, 2006 and 2005, the Company incurred approximately $934,000 and $1.2 million, respectively, in advertising expenses.

Foreign Currency Translation

The financial position and results of operations of foreign subsidiaries are measured using the currency of the respective countries as the functional currency. Assets and liabilities are translated into the reporting currency (U.S. dollars) at the foreign exchange rate in effect at the balance sheet date, while revenues and expenses for the year are translated at the average exchange rate in effect during the year. Translation gains and losses are not included in determining net income or loss but are accumulated and reported in stockholders’ equity, as a component of other comprehensive income, on a net of tax basis. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not material during the periods presented.

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation.

Minority Interest

The Company does not own an equity interest in BRI and has shown 100% of BRI’s net loss as minority interest in the Company’s consolidated statement of operations, and has shown 100% of the equity of BRI as minority interest on the Company’s consolidated balance sheet.

3.                                      Property and Equipment

Property and equipment consist of the following:

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(in thousands)

	September 30,	December 31,
	2006	2005
Computer equipment	$8,770	$8,445
Furniture and fixtures	45	45
Leasehold improvements	177	143
Software	7,042	6,872
	$16,034	$15,505
Less: Accumulated depreciation and amortization	(13,716)	(12,659)

	$2,318	$2,846

Included in the amounts above were fully depreciated assets totaling $11.1 million and $9.6 million at September 30, 2006 and December 31, 2005, respectively. Depreciation expense for each of the nine months ended September 30, 2006 and 2005 was approximately $1.2 million. During 2005, the Company disposed of $9.6 million of obsolete assets no longer in use, most of which were fully depreciated. The resulting loss on disposal was $42,000.

4.                                      Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

(in thousands)

	September 30,	December 31,
	2006	2005
Accounts payable	$207	$349
Accrued expenses	1,846	1,465
Accrued employee costs	2,242	1,920

	$4,295	$3,734

5.                                      Employee Stock Option Plans

The Company has two affiliate stock option plans (The “Employee Stock Option Plans”) that provide for the granting of options to employees to purchase shares of BRI’s common and Series C junior convertible preferred stock. The Employee Stock Option Plans are identical except for the class of security available under each plan. Under the Employee Stock Option Plans, options generally vest over four years; one-fourth of the shares vest one year after issuance and the remainder of the shares vest ratably on a monthly basis over the remaining thirty six months, or as determined by the Board of Directors. The options expire ten years after the date of grant.

A summary of the status of the Company’s stock options as of December 31, 2005 and September 30, 2006 and changes during the period then ended is as follows:

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(in thousands except per share data)

	Options Outstanding			Options Exercisable
	Shares available for Grant	Shares	Wtd. Avg. Exercise Price	Shares	Wtd. Avg. Exercise Price
Balance at December 31, 2005	4,710	22,006	$.34	14,489	$.36
Granted	(1,198)	1,198	$.32	—	—
Exercised	—	(26)	$.36	—	—
Forfeited or expired	1,117	(1,117)	$.32	—	—
Balance at September 30, 2006	4,629	22,061	$.34	15,772	$.35

The options granted during the nine months ended September 30, 2006 and 2005, were issued with exercise prices below the fair market value on the date of grant. The higher fair market value was a result of the simultaneous issuance of the corresponding Matching LLC options. Stock-based compensation is being expensed over the vesting period of the options.

Stock-Based Compensation

On January 1, 2006, the Company adopted SFAS No. 123R using the Modified Prospective Approach (“MPA”). The MPA requires that compensation expense be recorded for restricted stock and all unvested stock options as of January 1, 2006. In accordance with the provisions of SFAS No. 123R, the Company will recognize the cost of previously granted share-based awards under the straight-line basis and will recognize the cost for new share-based awards on a straight-line basis over the requisite service period. During the nine months ended September 30, 2006, the Company recorded $375,000 of expense related to the adoption of SFAS No. 123R.

Employee stock-based compensation has been included in the following line items of the statement of operations:

(in thousands)

	Nine months ended September 30,
	2006	2005
Operating Expenses
Product development	$191	$133
Sales and marketing	95	67
General and administrative	667	468

	$953	$668

For the nine months ending September 30, 2006 stock-based compensation consists of $578,000 related to mirror stock options issued by BRI to the Company and $375,000 related to SFAS 123R.  Assumptions used in the 2006 computations; volatility 80%, expected dividends 0, expected term 5 years and risk-free interest rate ranged  from 4.1% - 5.0%.

Prior to January 1, 2006, the Company accounted for stock-based employee compensation arrangements under the intrinsic value method and comply with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), and SFAS No.

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148, Accounting for Stock-Based Compensation - Transition and Disclosure, an Amendment to SFAS No. 123 (“SFAS No. 148”).  Under the intrinsic value method, compensation cost is recognized based on the difference, if any, on the measurement date between the fair value of the Company’s stock and the amount an employee must pay to acquire the stock. Had compensation cost for awards granted under the Company’s employee stock option plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on net loss of the Company would have been as follows:

(in thousands)

For the nine months ended September 30, 2005

Net income as reported	$(4,188)
Add: stock based compensation expense included in reported net income	5
Deduct: total stock-based compensation expense determined under fair value based method for all awards	(1,336)

Pro forma net income	$(5,519)

We expect the application of the expensing provisions of SFAS 123R will result in a pretax expense of approximately $435,000 in 2006.

6.                                      Key Employee Agreements

On May 23, 2005, the Board approved the 2005 Key Employees Incentive Plan. Under the terms of the Plan in the event of certain merger or sales transactions related to the Company with net proceeds to unit holders that exceed $50 million and are less than $200 million on or before December 31, 2007, an award pool will be established from the transaction proceeds and set aside, before unit liquidating preferences, to be paid to certain employees of the Company. The award pool will be calculated on a sliding scale and the amount of the award pool ranges from a minimum of $5 million to a maximum of $10.5 million; depending on the size of the transaction. The Board simultaneously approved the BrassRing LLC  2005 Key Employee Incentive Plan Support Agreement. Under the agreement, the Company will make funds available under the 2005 Key Employee Incentive Plan.

On July 28, 2005, the Company amended the employment agreement of its Chief Executive Officer. The employment agreement provides for, amongst other items, a framework for calculation of an incentive bonus payment should a liquidity transaction occur, or otherwise a bonus to be paid under certain conditions. Expense related to this agreement for the nine months ended September 30, 2006 and 2005 was $171,000 and $38,000 of expense, respectively.

Subsequent to September 30, 2006 and related to the sale of the Company (note 10) $10.6 million of payments were made under the Key Employee Agreements from the proceeds of the sale of the Company.

7.                                      Related Party Transactions

The Company recorded revenue for services provided to companies affiliated with The Washington Post Company and the Tribune Company of $193,000 and $205,000 during the nine

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months ended September 30, 2006, and $244,000 and $215,000 during the nine months ended September 30, 2005, respectively. During the nine months ended September 30, 2005 the Company recorded $96,000 of revenue from Career Builder related to a Co-branding Agreement. Career Builder is a related party through mutual ownership by the Tribune Company and Gannett Co. Inc.

9.                                      Commitments and Contingencies

Rent expense under noncancelable operating leases was approximately $890,000 and $861,000 for the nine months ended September 30, 2006 and 2005, respectively.

Under provisions of certain leases, the Company is required to segregate cash as a security deposit. Total restricted cash related to such leases was $500,000 as of September 30, 2006 and December 31, 2005.

The Company has various claims and legal proceedings generally incidental to the normal course of business which are pending or threatened against the Company. While the ultimate liability from these proceedings is presently indeterminable, any additional liability is not expected to have a material adverse effect on the Company’s financial position or results of operations.

The Company, in limited instances, has provided indemnifications for certain liabilities that could arise from the Company’s use of leased properties or sales of businesses. The Company is unable to estimate future payments, if any, that may be required under the aforementioned indemnities.

In connection with the sale of products in the ordinary course of business, the company often makes representations affirming, among other things, that its products do not infringe on the intellectual property rights of others and agrees to indemnify customers against third-party claims for such infringement. To date, the Company has not been required to make material payments under such provisions.

The Company indemnifies its officers for certain events or occurrences while the officer is, or was serving, at the Company’s request in such capacity provided that the officer acted in good faith, with a reasonable belief that such course of conduct was in, or was not opposed to, the best interests of the Company, and that such course of conduct did not constitute gross negligence or willful misconduct of such officer. Determinations of entitlement to indemnification must be approved by BRI as sole Manager of the Company or in the event of a conflict, by a majority of members of the Company. Any such indemnification is reduced to the extent such officer is reimbursed from the proceeds of insurance. The potential amount of future payments the Company would be required to make under these indemnification agreements is unlimited.

No claim for indemnification by any person or entity covered by said agreements, or the relevant provisions of the Company’s Articles or By-Laws have been made, and accordingly, the Company has no liabilities for these indemnity agreements.

10.                               Subsequent Event

On November 13, 2006, the Company was acquired by Kenexa Corporation Inc pursuant to the terms of the Agreement and Plan of Merger dated as of October 6, 2006. Kenexa provides

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software, services and proprietary content that enables organizations to more effectively recruit and retain employees. The total consideration paid in the merger was approximately $115 million in cash, and included post-closing adjustments related to the Company’s working capital at the Closing. In connection with the merger, the Company expects to incur $2.9 million in exit costs, mainly relating to severance, retention bonus and outplacement services. These costs will be recorded in general and administrative expense during the three months ended December 31, 2006.

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Report of Independent Auditors

To the Board of Directors and
the Unitholders of BrassRing LLC

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of members’ equity and of cash flows present fairly, in all material respects, the financial position of BrassRing LLC at December 31, 2005 and 2004, and the results of its operations and cash flows for the years ended December 31, 2005, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of BrassRing LLC’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 5, in 2005 BrassRing LLC adopted FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB 51 (revised December 2003), and consolidated BrassRing Inc., a variable interest entity. The change has been applied retroactively by restating the consolidated financial statements for prior years.

July 21, 2006

BrassRing LLC

Consolidated Balance Sheets

December 31, 2005 and 2004

(in thousands, except unit data)

	2005	2004
Assets
Current assets
Cash and cash equivalents	$11,885	$5,780
Accounts receivable, net of allowance for doubtful accounts of $283 and $253 as of December 31, 2005 and 2004, respectively	5,359	5,643
Prepaid expenses and other current assets	1,352	1,501
Total current assets	18,596	12,924
Goodwill and other intangible assets, net	20,506	20,547
Property and equipment, net	2,846	2,649
Other long-term assets	520	521
Total assets	$42,468	$36,641

Liabilities and Members’ Equity
Current liabilities
Accounts payable and accrued expenses	$3,734	$4,947
Deferred revenue	5,024	3,699
Liabilities from discontinued operations	10	96
Other current liabilities	157	30
Deferred federal income taxes	21	21
Total current liabilities	8,946	8,793
Other liabilities	606	334
Commitments and contingencies (Note 15)
Minority interest	9,016	7,956
Member’s equity
Members’ interest; 100,000 preferred units and 300,000 common units authorized; 86,459 and 69,792 preferred units and 66,012 and 66,002 common units outstanding as of December 31, 2005 and 2004, respectively	395,590	385,590
Accumulated other comprehensive income	(136)	(136)
Treasury stock	(8,115)	(7,055)
Accumulated deficit	(363,439)	(358,841)
Total member’s equity	23,900	19,558
Total liabilitiesand member’s equity	$42,468	$36,641

The accompanying notes are an integral part of these consolidated financial statements.

BrassRing LLC

Consolidated Statements of Operations

Years Ended December 31, 2005, 2004 and 2003

(in thousands)

	2005	2004	2003
Revenues
Application services	$29,802	$29,646	$32,592
Professional services	7,563	4,369	2,745
Total revenues	37,365	34,015	35,337
Operating expenses
Cost of application services	6,535	6,926	7,875
Cost of professional services	5,466	3,325	1,746
Product development	11,571	11,011	10,044
Sales and marketing	12,111	10,459	10,678
General and administrative	6,221	6,741	8,945
Nonemployee stock-based compensation expense (Notes 11 and 12)	8	8	27
Depreciation of property and equipment	1,644	2,195	4,311
Amortization of goodwill and other intangible assets	40	68	57
Total operating expenses	43,596	40,733	43,683
Loss from operations	(6,231)	(6,718)	(8,346)
Interest expense	—	—	15
Interest income	(246)	(102)	(139)
Minority interest	(832)	(864)	(956)
Other expense (income)	(244)	29	(200)
Loss before income taxes	(4,909)	(5,781)	(7,066)
Provision for income taxes	65	21	—
Net loss from continuing operations	(4,974)	(5,802)	(7,066)
(Loss) benefit from discontinued operations	(49)	258	(6,973)
Provision for (benefit from) income taxes	(425)	(76)	715
Net loss	$(4,598)	$(5,468)	$(14,754)

The accompanying notes are an integral part of these consolidated financial statements.

BrassRing LLC

Consolidated Statements of Members’ Equity

Years Ended December 31, 2005, 2004 and 2003

(in thousands)

	PREFERRED UNITS	COMMON UNITS	MEMBERS’ INTEREST	ACCUMULATED OTHER COMPREHENSIVE INCOME	ACCUMULATED DEFICIT	TREASURY STOCK	TOTAL MEMBERS’ EQUITY	COMPREHENSIVE INCOME
Balance as of December 31, 2002	49,664	65,891	$379,531	$(381)	$(341,170)	$—	$37,980	$(25,718)

Cumulative effect of change in accounting principle			(5,961)		2,551	(5,765)	(9,175)
Issuance of Series E Convertible Preferred Units	20,108		12,000			(1,270)	10,730
Exercise of matching options by BrassRing Inc.	12	100	16			(16)
Foreign currency translation adjustment				136			136	$136
Net loss					(14,754)		(14,754)	(14,754)

Balance as of December 31, 2003	69,784	65,991	385,586	(245)	(353,373)	(7,051)	24,917	(14,618)

Exercise of matching options by BrassRing Inc.	8	11	4			(4)
Foreign currency translation adjustment				109			109	$109
Net loss					(5,468)		(5,468)	(5,468)

Balance as of December 31, 2004	69,792	66,002	385,590	(136)	(358,841)	(7,055)	19,558	(5,359)

Issuance of Series F Convertible Preferred Units	16,667		10,000			(1,060)	8,940
Exercise of matching options by BrassRing Inc.		10
Net loss					(4,598)		(4,598)	($4,598)

Balance as of December 31, 2005	86,459	66,012	$395,590	$(136)	$(363,439)	$(8,115)	$23,900	$(4,598)

The accompanying notes are an integral part of these consolidated financial statements.

BrassRing LLC

Consolidated Statements of Cash Flows

Years Ended December 31, 2005, 2004 and 2003

(in thousands)

	2005	2004	2003
Cash flows used in operating activities
Net loss	$(4,598)	$(5,468)	$(14,754)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation of property andequipment	1,644	2,195	4,115
Amortization of capitalized software	100	37	647
Amortization and impairment of goodwill and other intangible assets	41	68	3,423
Provision for (recovery of) doubtful accounts	30	(60)	(217)
Employee stock-based compensation	832	864	956
Change in minority interest	(832)	(864)	(956)
Nonemployee stock-based compensation	8	8	27
Loss on disposal of assets	42	—	467
Deferred revenue	1,325	2,202	(1,623)
Change in assets and liabilities, net of acquisitions
Accounts receivable	254	(886)	1,156
Prepaid expenses and other current assets	141	(314)	93
Other noncurrent assets	1	763	723
Accounts payable and accrued expenses	(1,300)	(1,196)	(2,304)
Deferred taxes	65	21	—
Other liabilities	227	181	(110)
Net cash used in operating activities	(2,020)	(2,449)	(8,357)
Cash flows used in investing activities
Purchase of property and equipment	(1,876)	(1,410)	(2,029)
Proceeds from sale of property and equipment	—	—	33
Purchase of certain assets	—	(393)	—
Net cash used in investing activities	(1,876)	(1,803)	(1,996)
Cash flows from financing activities
Issuance of common stock from option exercises	1	5	16
Issuance of convertible preferred stock	10,000	—	12,000
Net cash from financing activities	10,001	5	12,016
Effect of exchange rate changes on cash	—	109	136
Net change in cash and cash equivalents	6,105	(4,138)	1,799
Cash and cash equivalents at beginning of year	5,780	9,918	8,119
Cash and cash equivalents at end of year	$11,885	$5,780	$9,918

The accompanying notes are an integral part of these consolidated financial statements.

1.                                      Background

Nature of Businesses

BrassRing LLC (the “Company”) develops and provides hiring management solutions in North America and Europe delivered via the Internet including processing of customer resumes that accelerate and automate an employer’s hiring process. Revenues associated with the provision of these services are included in application services revenue on the statements of operations. BrassRing LLC also provides hiring management outsourcing and professional services primarily related to the delivery of application services. Revenues associated with the provisions of these services are included in professional services revenue.

In June 2003, the Company announced that it would be closing a portion of its business, and discontinues operations related to candidate sourcing services effective September 2003. The results of the discontinued operations have been presented in the statements of operations for 2005, 2004 and 2003.

Basis of Presentation

In 2001, BrassRing was reorganized from a C-Corporation into a Limited Liability Company and a C-Corporation (“the 2001 Reorganization”). BrassRing LLC is the accounting entity responsible for the operations of the corporation. BrassRing Inc. (“BRI”) is a reporting entity that employs the United States based workforce and is the sole manager of BrassRing LLC. BRI is reimbursed by BrassRing LLC for its employee related costs.

In December 2003, the FASB issued a revision to Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN46R”), which was originally issued in January 2003. FIN 46R provides guidance on the consolidation of certain entities when control exists through means other than ownership of voting (or similar) interests and was effective for private entities that have interests in variable interest entities for the beginning of the first annual period beginning after December 15, 2004. Effective January 1, 2005, the Company consolidated BRI in accordance with FIN 46R. Prior periods have been restated to reflect this change (Note 5).

BRI is owned by Accel Partners (“Accel”) as well as present and former employees of BRI. As of December 31, 2005, BrassRing LLC is owned by BRLLC Holdings, Inc, a wholly-owned subsidiary of the Washington Post Company, Tribune National Marketing, Inc., a wholly-owned subsidiary of the Tribune Company, Gannett Satellite Information Network, Inc., a wholly-owned subsidiary of Gannett Co., Inc., and BRI.

Risk and Uncertainties

BrassRing LLC operates in a highly competitive environment and inherent in its businesses are various risks and uncertainties including the limited operating history and lack of profitability for its operations. BrassRing LLC’s success may depend in part upon general economic conditions related to recruitment activity, the use of the Internet as a communications medium, prospective product and service development efforts, and the acceptance of BrassRing LLC’s offerings by the marketplace. BrassRing LLC’s operating results may be materially affected by the foregoing factors.

The accompanying financial statements have been prepared on a basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred losses from operations and has accumulated deficits at December 31, 2005. To date, the Company has been funded primarily through the issuance of private debt and equity securities and from revenue transactions with customers. Management intends to continue to seek additional customers for its products, to generate additional revenues from existing customers, and maintain controls over expenses. Management believes that its expected cash flow from operations as well as its existing balance of cash will be sufficient to meet the Company’s working capital and anticipated capital expenditures needs for at least one year from the balance sheet date. The long-term viability of the Company is dependent upon its ability to generate positive cash flows from operations. Management believes that the Company has the ability to achieve this objective. However, to the extent revenue expectations are not met, management has the intent and ability to reduce expenses so that it can continue to meet its obligations.

2.                                      Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of BrassRing LLC, its subsidiaries and affiliates. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amounts reported in the balance sheets for cash and cash equivalents approximate their fair value. Restricted cash is included in other assets or prepaid expenses.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and trade accounts receivable. The Company’s cash equivalents consists of high quality short-term, U.S.dollar denominated money market instruments of less than 90 days. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends, and other information.

Fair Value of Financial Instruments

The Company amounts of financial instruments approximate their fair value due to their short maturities. Based on borrowing rates currently available for loans with similar terms, the carrying value of capital lease obligations approximate their fair values.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful life of the related assets, which is three years for software and three to five years for computer equipment and furniture and fixtures. Leasehold improvements are amortized over their estimated lives or the term of the related lease, whichever is shorter. Maintenance and repairs are charged to operations as incurred. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is reflected in operations in the period realized.

Goodwill and Other Intangible Assets

Goodwill represents the unamortized excess of the cost of acquiring companies over the fair values of such companies’ net assets at the dates of acquisition.

Goodwill is tested for impairment at the reporting unit annually on October 1, and whenever events or circumstances occur indicating that goodwill might be impaired. A two step impairment test is used to first to identify potential goodwill impairment and then measure the amount of goodwill impairment loss, if any. Goodwill, including goodwill recorded in past business combinations, is no longer amortized. Other intangible assets are being amortized by using the straight-line method over three years. The Company has recorded no other intangible assets with indefinite lives.

There were no goodwill impairments recorded in 2003, 2004 or 2005.

Impairment of Long-Lived Assets

The Company performs an impairment review of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers important that could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business, significant negative industry or economic trends. When the Company determines that the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, then the Company recognizes an impairment loss. The impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset, determined either based on market value or discounted cash flows.

Software and Website Development Costs

In accordance with Statement of Accounting Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”), the Company capitalizes costs incurred to develop or obtain technological functionality for its various web-sites and other internal use software. SOP 98-1 requires the capitalization of certain direct costs incurred in connection with developing or obtaining software for internal use; including external direct costs of materials and services and payroll and payroll related costs for employees who are directly associated with and devote time to an internal-use software development project.

Internal use software costs are included in “Property and equipment, net” in the consolidated balance sheets and amortized on a straight-line basis over the software’s estimated useful life, generally 18 months. During 2004, the Company purchased and capitalized $300,000 of internal use software. There was no internal use software development costs capitalized under SOP 98-1 during the years ended December 31, 2005 and 2003. During the years ended December 31, 2005, 2004 and 2003, amortization expense was $100,000, $37,000 and $647,000, respectively.

In accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed (“SFAS No. 86”), the Company’s policy is to capitalize eligible costs for the development of software products for sale upon achievement of technological feasibility until the product is available for general release to its customers. From the inception of the Company’s software product development activities, no material costs have met this criteria and therefore no such costs have been capitalized.

Noncapitalizable software development costs are expensed as incurred and included in “Product development” expense in the consolidated statement of operations.

Revenue Recognition

Application service revenue consists primarily of two components: a fixed subscription fee for hosted software services and volume-based fees derived from usage of services (principally resume processing). The fixed subscription fees are recognized ratably over the subscription period, which ranges from one to three years. Volume based service fees are recognized as the customer utilizes such services.

Professional services revenue consists primarily of consulting services related to the outsourcing of hiring management services and consulting services related to the delivery of the application services. Revenue related to implementation of the application services is deferred and recognized over the expected average customer life, and revenue related to other professional services is recognized as the services are delivered.

For arrangements with multiple elements, revenue is allocated to each element of a transaction based upon its fair value. Revenue is deferred for any undelivered elements, and recognized over the periods in which the service is performed, in accordance with the revenue recognition policy for such element. If fair value cannot be determined for any undelivered element included in the bundled arrangements, revenue is deferred until all elements are delivered and services have been performed, or until fair value can be determined for any remaining undelivered elements. When the fair value of a delivered element has not been established, the residual method is used to record revenue if the fair value of all undelivered elements is determinable. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered elements and is recognized as revenue.

Cost of Revenue

Cost of application services consists primarily of hosting operations and the direct labor to process resumes. Cost of professional services consists primarily of the employee related expenses required to provide the services.

Deferred Revenue

Deferred revenue consists of payments received or contracted billings in advance of the performance of services.

Advertising Expenses

The Company expenses the cost of advertising and promoting its services as incurred. Advertising costs are included in sales and marketing expense in the statements of operations. For the years ended December 31, 2005, 2004 and 2003, the Company incurred approximately $1.6 million, $1.6 million and $1.7 million, respectively, in advertising expenses.

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements under the intrinsic value method and comply with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), and SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an Amendment to SFAS No. 123 (“SFAS No. 148”). Under the intrinsic value method, compensation cost is recognized based on the difference, if any, on the measurement date between the fair value of the Company’s stock and the amount an employee must pay to acquire the stock.

Had compensation cost for awards granted under the Company’s employee stock option plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on net loss of the Company would have been as follows:

(in thousands)

	DECEMBER 31,
	2005	2004	2003
Net loss
As reported	$(4,598)	$(5,468)	$(14,754)
Add: Stock-based employee compensation expense included in reported results	8	8	27
Deduct: Total stock-based employee compensation expense determined under the fair value method for all awards	(1,664)	(1,728)	(1,911)

Pro forma	$(6,254)	$(7,188)	$(16,638)

The weighted average fair value of the options granted, calculated using the Black-Scholes method was $0.20 per common share for each of the years ended December 31, 2005, 2004 and 2003. The fair value of these options was estimated at the date of grant using the following assumptions:

	DECEMBER 31,
	2005	2004	2003
Risk-free interest rates	4.2%	3.5%	2.8%
Expected lives	5 years	5 Years	5 Years
Dividend yield	—	—	—
Volatility	80%	80%	80%

The Company amortizes stock-based compensation recorded in connection with employee stock option grants on a straight-line basis over the vesting period, generally four years.

The Company accounts for nonemployee stock-based awards in which goods or services are the consideration received for the equity instruments issued in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (“EITF”) No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

The Company amortizes stock-based compensation recorded in connection with nonemployee stock option grants over the vesting periods of the related options, generally four years, consistent with the method described in Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Awards Plans.

Income Taxes

BrassRing LLC is classified as a partnership for federal income tax purposes. As its income is taxed directly to its owners, BrassRing LLC is not subject to U.S. federal income taxes. The foreign subsidiaries represent assets of BrassRing LLC and are taxed separately in their own jurisdictions. Therefore, the related foreign tax provision (benefit) relates to and is reported as part of BrassRing LLC.

BRI uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

Foreign Currency Translation

The financial position and results of operations of foreign subsidiaries are measured using the currency of the respective countries as the functional currency. Assets and liabilities are translated into the reporting currency (U.S. dollars) at the foreign exchange rate in effect at the balance sheet date, while revenues and expenses for the year are translated at the average exchange rate in effect during the year. Translation gains and losses are not included in determining net income or loss but are accumulated and reported in stockholders’ equity, as a component of other comprehensive income, on a net of tax basis. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not material during the periods presented.

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation.

3.                                      Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments (SFAS No. 123R). This accounting standard which is effective for the Company for the first annual reporting period beginning after December 15, 2005, requires the recognition of compensation expense related to stock options under SFAS No. 123, Accounting for Stock-Based Compensation. The Company plans to adopt SFAS 123R prospectively in the first quarter of 2006. The effect of adopting SFAS 123R is expected to have a material impact on the Company.

4.                                      Discontinued Operations

In June 2003, the Company announced that it would be closing the portion of its business, effective September 2003, that related to candidate sourcing services. These services consisted of a career fair business conducting career fairs in the United States and in Europe, an Internet web site that provides customized news and articles, career management resources, and an extensive database of job openings, and a business related to the sourcing of MBA students. In 2003, the Company recorded charges related to the shutdown of its candidate sourcing services of $4.7 million, including a $3.1 million charge related to goodwill and other intangible assets, facility closing costs of $1.2 million, and employee separation costs of $0.4 million. Included in the discontinued operations for the years ended December 31, 2003 is impairment losses from goodwill and other intangible assets of $4.5 million.

In 2005, the Company recorded a benefit of $425,000 due to the expiration of the statute of limitations related to potential tax exposures.

The loss from discontinued operations was as follows:

(in thousands)

	DECEMBER 31,
	2005	2004	2003
Revenue	$—	$—	$2,262
Operating (income) expenses	36	(254)	$9,299
Nonoperating (income) expenses	13	(4)	(64)

Income (loss) before taxes	(49)	258	(6,973)
Provision for (benefit from) income taxes	(425)	(76)	715

Net income (loss) from discontinued operations	$376	$334	$(7,688)

5.                                      Affiliated Entities

FIN 46R was issued in 2003 and provides guidance on the consolidation of certain entities when control exists through means other than ownership of voting (or similar) interests. FIN 46R requires consolidation by the majority holder of expected residual gains and losses of the activities of a variable interest entity (“VIE”). The Company has a management agreement with BRI where BRI provides the United States based workforce arid management services to the Company and the Company reimburses BRI for all employee-related costs. The Company has concluded that BRI meets the definition of a VIE and as the primary beneficiary of the VIE, the Company has consolidated BRI effective January 1, 2005. Prior periods have been restated to reflect this change.

The following adjusts reported loss from continuing operations to reflect the change in accounting principle on the prior periods presented:

(in thousands)

	2005	2003
Originally reported loss from continuing operations	$(6,346)	$(8,219)
Change in accounting principle, net of tax	544	1,153

Adjusted loss from continuing operations	$(5,802)	$(7,066)

The following adjusts reported net loss to reflect the change in accounting principle on the prior periods presented:

(in thousands)

	2005	2003
Originally reported net loss	$(6,012)	$(15,907)
Change in accounting principle, net of tax	544	1,153

Adjusted net loss	$(5,468)	$(14,754)

Minority Interest

The Company does not own an equity interest in BRI and has shown 100% of Bill’s net loss as minority interest in the Company’s consolidated statement of operations, and has shown 100% of the equity of BRI as minority interest on the Company’s consolidated balance sheet.

Treasury Stock

In connection with the 2001 Reorganization, BRI obtained a 12% interest in BrassRing LLC, Options to purchase common and preferred units in BrassRing LLC (“Matching LLC Options”), and the right to receive future options to purchase common and preferred units in BrassRing LLC.

Subsequent to the 2001 Reorganization, when BRI issues options to its employees and certain nonemployees to purchase shares of BRI capital stock, the Company issues to BRI additional Matching LLC Options to acquire units corresponding in class and series to those of the shares of BRI capital stock subject to such new stock option, and on such other terms identical to such new stock option. As employees and certain nonemployees exercise options in BRI, an equivalent number of Matching LLC Options are automatically exercised by BRI (Note 11).

In January 2002, BRI issued a warrant in connection with a strategic alliance agreement to purchase up to 50,000 shares of Series C junior preferred stock of BRI at $0.38 per share. The warrant is exercisable at any time and expires in 2009. Simultaneously, the Company issued to BRI a warrant to purchase 50,000 Series C junior preferred stock of the Company at $0.38 per unit. The warrant issued by the Company has the same terms as the warrant issued by BRI.

In June 1999, BRI issued a warrant to purchase 150,000 Class B common units of BRI at $0.11 per share. The warrant is exercisable at any time and expires in 2006. On December 29, 2001, as part of the 2001 Reorganization, the Company issued to BRI a warrant to purchase 150,000 Class B common units at $0.11 per unit. The warrant issued by the Company has the same terms as the warrant issued by BRI.

The Company has presented BRI’s interest in the Company as treasury stock in the consolidated financial statements.

6                                         Intangible Assets

Intangible assets from continuing operations are amortized on a straight-line method over three years. Intangible assets from continuing operations arose from the acquisition of a patent. Intangible assets, net of accumulated depreciation, of $50,000 and $91,000 in 2005 and 2004 are related to continuing operations.

Amortization of intangible assets was $41,000, $68,000 and $57,000 in 2005, 2004, and 2003, respectively. The estimated future amortization expense of acquired intangible assets is as follows: 2006- $31,000 and 2007 - $19,000.

7.                                      Property and Equipment

Property and equipment consist of the following:

(in thousands)

	DECEMBER 31,
	2005	2004
Computer equipment	$8,445	$13,176
Furniture and fixtures	45	94
Leasehold improvements	143	96
Software	6,872	9,690

	$15,505	$23,056
Less: Accumulated depreciation and amortization	(12,659)	(20,407)

	$2,846	$2,649

Included in the amounts above were fully depreciated assets totaling $9.6 million and $17.4 million at December 31, 2005 and 2004, respectively. Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was approximately $1.6 million, $2.2 million and $4.3 million, respectively. During 2005, the Company disposed of $9.6 million of obsolete assets no longer in use, most of which were fully depreciated. The resulting loss on disposal was $42,000.

8.                                      Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

(in thousands)

	2005	2004
Accounts payable	$349	$653
Accured expenses	1,465	2,602
Accured employee costs	1,920	1,692

	$3,734	$4,947

9.                                      Income Taxes

There has been no provision for U.S. federal or state income taxes for any period as the Company has incurred operating losses on a consolidated basis for all periods presented. Although BrassRing LLC is exempt from federal income taxes, it remains subject to foreign income taxes on the income (loss) generated by its foreign subsidiaries. The income tax provision of $65,000, $21,000 and $0 for the years ended December 31, 2005, 2004 and 2003, respectively, comprised of state minimum taxes and foreign taxes on the income of these foreign subsidiaries. The discontinued operations income of tax provision (benefit) of ($425,000), ($76,000) and $715,000 for the years ended December 31, 2005, 2004 and 2003, respectively, represent U.S. state income taxes, foreign income taxes and foreign tax benefits arising principally from the Company’s discontinued career fair businesses formerly operated in Canada, the Netherlands and Germany.

The benefit from (provision for) income taxes differs from the amount of income tax determined by applying the U.S. federal statutory rate of 35% to income before taxes as a result of the following:

(in thousands)

	2005 BRASSRING LLC	2004 BRASSRING LLC
U.S. federal statutory tax benefit	$1,718	$2,023
State and local tax benefit, net of U.S.
Federal income tax benefit	(42)	—
Foreign differential	19	12
Amortization of goodwill and other expenses not deductible for income tax purposes	(69)	(50)
Domestic losses without benefit attributed to LLC	(1,691)	(2,018)
Tax credits	—	56
Gain on stock redemption
Change in valuation allowance	—	(44)

Benefit from (provision for) income taxes	$(65)	$(21)

As of December 31, 2005, BRJ had net operating loss carryfowards to offset future taxable income of approximately $78 million expiring between 2019 and 2025.

Ownership changes, as defined in the Internal Revenue Code, may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income. Subsequent ownership changes could further affect the limitation in future years.

Temporary differences that give rise to deferred tax assets and liabilities for BRI at December 31, 2005 and 2004 are as follows:

(in thousands)

	DECEMBER 31,
	2005 BRASSRING INC.	2004 BRASSRING INC.
Deferred tax assets
Net operating loss carryforward	$27,412	$27,131
Research and development tax credits	1,276	1,129
Tax basis difference interest in BrassRing LLC	259	63

Gross deferred tax assets	$28,947	$28,323
Less: Valuation allowance	(28,947)	(28,323)

Total deferred tax assets	—	—

Deferred tax assets include operating loss carry forwards and research and development credits as well as BRI’s allowable share of the tax basis difference relating to its investment in BrassRing LLC. Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance as it is more likely than not that the deferred tax assets will not be realized.

Reserves are maintained related to prior years’ income taxes for uncertainties in the tax treatment of certain items in various tax jurisdictions, particularly as they relate to disposed operations. These tax reserves are maintained until such time as the tax treatment of these items is resolved via the completion of tax audits, expiration of the statute of limitations for the assessment of tax, or additional factual development or discovery which results in a change in estimate. Management judgment is required to assess the probability and amount of the tax reserves, and the estimates are continually reevaluated and updated each reporting period to reflect current information. If the estimates prove to be inaccurate, changes may need to be made in these estimates that would affect the results of operations and the financial condition.

10.                               Equity

Membership Units of BrassRing LLC

Common Units

The Amended and Restated Limited Liability Company Agreement of BrassRing LLC authorizes the Company to issue 300,000,000 common units. Each holder of common units is entitled to one vote per unit. Each common unit, whether a Class A common unit or Class B common unit, shall have the rights, and be subject to the obligations, identical to those of each other common unit, except for certain preemptive rights of Class A common unit holders.

Preferred Units

The amended limited liability company agreement of BrassRing LLC authorizes the Company to issue 100,000,000 convertible preferred units.

On May 23, 2005, the Company issued 16,666,667 Series F convertible preferred units at $0.60 per unit in exchange for aggregate cash proceeds of $10.0 million.

On February 14, 2003, the Company issued 20,108,452 Series E convertible preferred units at $0.596764 per unit in exchange for aggregate cash proceeds of $12.0 million.

The preferred units as of December 31, 2005 are comprised of the following:

(in thousands, except per unit data)

SERIES	NUMBER OF UNITS AUTHORIZED	ORIGINAL ISSUE PRICE	NUMBER OF UNITS ISSUED AND OUTSTANDING	LIQUIDATION VALUE PER UNIT
C	5,577	0.30-0.38	20	$0.01
D	49,664	0.81	49,664	1.318
E	20,108	0.60	20,108	0.597
F	16,667	0.60	16,667	0.600
Undesignated	7,984

	100,000		86,459

Series F Convertible Preferred Units

The holders of Series F convertible preferred units have various rights and preferences as follows:

Voting

Each Series F convertible preferred unit has voting rights equal to an equivalent number of common units into which each unit can be converted and votes together as one class with the common units.

Dividends

Holders of Series F convertible preferred units are entitled to receive dividend prior and in preference to any declaration of dividend on the Series E convertible preferred units, Series D convertible preferred units, Series C junior preferred units or common units, at the rate of 8% of the purchase price per unit per annum. Such dividends shall be noncumulative. To date, no dividends have been declared.

Liquidation

In the event of any liquidation, dissolution or winding-up of the Company, either voluntarily or involuntarily, the holders of Series F convertible preferred units shall be entitled to receive prior and in preference to any distribution of any of the assets of the Company to the holders of Series E convertible preferred units, Series D convertible preferred units, Series C junior convertible preferred units and common units of the Company an amount equal to $.60per unit, plus a further amount equal to any dividends declared but unpaid on such units.

If, upon such liquidation, dissolution or winding-up of the Company, the assets of the Company are insufficient to provide for the cash payment of the full aforementioned preferential amount to the holders of Series F convertible preferred units, such assets as are available shall be distributed among the holders of Series F convertible preferred units at the time outstanding ratably in proportion to the full preferential amount each such holder is otherwise entitled to receive.

After the payments to the holders of Series F convertible preferred units, Series E convertible preferred units, Series D convertible preferred units and Series C junior convertible preferred units of the preferential amounts so payable to them, the remaining assets of the Company available for distribution to shareholders shall be distributed ratably to the holders of common units.

Conversion

Each Series F convertible preferred unit shall be convertible at the option of the holder, according o t a conversion ratio, currently into two common units. Each Series E convertible preferred unit shall automatically be converted into common units at the then-effective conversion ratio immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933.

Series E Convertible Preferred Units

The holders of Series E convertible preferred units have various rights and preferences as follows:

Voting

Each Series E convertible preferred unit has voting rights equal to an equivalent number of common units into which each unit can be converted and votes together as one class with the common units.

Dividends

Holders of Series E convertible preferred units are entitled to receive dividend prior and in preference to any declaration of dividend on the Series D convertible preferred units, Series C junior preferred units or common units, at the rate of 8% of the purchase price per unit per annum. Such dividends shall be noncumulative. To date, no dividends have been declared.

Liquidation

In the event of any liquidation, dissolution or winding-up of the Company, either voluntarily or involuntarily, the holders of Series E convertible preferred units shall be entitled to receive prior and in preference to any distribution of any of the assets of the Company to the holders of Series D convertible preferred units, Series C junior convertible preferred units and common units of the Company an amount equal to $.596764 per unit, plus a further amount equal to any dividends declared but unpaid on such units.

If, upon such liquidation, dissolution or winding-up of the Company, the assets of the Company are insufficient to provide for the cash payment of the full aforementioned preferential amount to the holders of Series E convertible preferred units, such assets as are available shall be distributed among the holders of Series E convertible preferred units at the time outstanding ratably in proportion to the full preferential amount each such holder is otherwise entitled to receive.

After the payments to the holders of Series E convertible preferred units, Series D convertible preferred units and Series C junior convertible preferred units of the preferential amounts so payable to them, the remaining assets of the Company available for distribution to shareholders shall be distributed ratably to the holders of common units.

Conversion

Each Series E convertible preferred unit shall be convertible at the option of the holder, according to a conversion ratio, currently into two common units. Each Series E convertible preferred unit shall automatically be converted into common units at the then-effective conversion ratio immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933.

Series D Convertible Preferred Units

The holders of Series D convertible preferred units have various rights and preferences as follows:

Voting

Each Series D convertible preferred unit has voting rights equal to an equivalent number of common units into which each unit can be converted and votes together as one class with the common units.

Dividends

Subject to the rights of holders of Series E convertible preferred units, holders of Series D convertible preferred units are entitled to receive dividend prior and in preference to any declaration of dividend on the Series C junior preferred units or common units at the rate of 8% of the purchase price per unit per annum. Such dividend shall be noncumulative. To date, no dividends have been declared.

Liquidation

In the event of any liquidation, dissolution or winding-up of the Company, either voluntarily or involuntarily, subject to the holders of Series E convertible preferred units, the holders of Series D convertible preferred units shall be entitled to receive prior and in preference to any distribution of any of the assets of the Company to the holders of Series C junior convertible preferred units and holders of common units of the Company an amount equal to $1.318 per unit, plus a further amount equal to any dividends declared but unpaid on such units.

If, upon such liquidation, dissolution or winding-up of the Company, the assets of the Company are insufficient to provide for the cash payment of the full aforementioned preferential amount to the holders of Series D convertible preferred units, such assets as are available shall be distributed among the holders of Series D convertible preferred units at the time outstanding ratably in proportion to the full preferential amount each such holder is otherwise entitled to receive.

After the payments to the holders of Series D convertible preferred units and Series C junior convertible preferred units of the preferential amounts so payable to them, the remaining assets of the Company available for distribution to shareholders shall be distributed ratably to the holders of common units.

Conversion

Each Series D convertible preferred unit shall be convertible at the option of the holder, according t o a conversion ratio, currently into two common units. Each Series D convertible preferred unit shall automatically be converted into common units at the then-effective conversion ratio immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933.

Series C Junior Preferred Units

The holders of Series C junior convertible preferred units have various rights and preferences as follows:

Voting

Holders of Series C junior convertible preferred units shall have no voting rights, except as required bylaw.

Dividends

Subject to the rights of holders of Series E convertible preferred units and Series D convertible preferred units, holders of Series C convertible junior preferred units are entitled to receive noncumulative dividends, out of any assets legally available thereafter, prior and in preference to any declaration or payment of any dividend on the common stock, at the per annum rate of $0.01 per share, payable quarterly, when, as and if declared by the Board of Directors.

Liquidation

In the event of any liquidation, dissolution or winding-up of the Company, either voluntarily or involuntarily, subject to the rights of holders of Series E convertible preferred units and Series D convertible preferred units, the holders of Series C junior convertible preferred units shall be entitled to receive prior and in preference to any distribution to the holders of common units, an amount equal to $0.01 for each unit then so held, plus a further amount equal to any dividends declared but unpaid on such units.

Conversion

Each Series C junior convertible preferred unit shall be convertible after five years, at the option of the holder, according to a conversion ratio, currently into one Class B common unit. Each Series C junior convertible preferred unit shall automatically be converted into one Class B common unit at the then effective conversion ratio, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of1933.

Preemptive Rights

The holders of Class A common units, Series E preferred units and Series D preferred units shall have the right to purchase a pro rata portion (as determined by the holders’ respective percentage of the total units then outstanding on an as-converted basis) of securities of the Company to be sold or exchanged, other than (i) the issuance of common units upon conversion or exchange of any convertible securities of the Company; (ii)the issuance of common units as a dividend or other distribution of common or preferred units or in connection with a split or subdivision of units or similar transaction; (iii)the issuance of common units or Series C preferred units or options to acquire the same to BRI in connection with the corresponding issuance by BRI to its officers, directors, employees and consultants and certain affiliates pursuant to stock option or incentive compensation or other similar equity pans of BRI, and (iv)the issuance of common units, convertible securities or options in connection with bona fide acquisitions, mergers, or similar transactions, the terms of which are approved by the Board of Directors of BRI in its capacity as sole manager of the Company; (v) the issuance of common units in the first underwritten initial public offering of the Company with an aggregate value of $25 million; and (vi) the issuance of common units, convertible securities or options to vendors, customers, strategic partners, landlords or the like, if the issuance is not for the purpose of equity financing and is approved by the Board of Directors of BRI in its capacity as manager of the Company.

The Company must provide each member with a preemptive rights offer in advance providing the information about any proposed transaction giving rise to preemptive rights, and advising each member that the member has the right to purchase its pro rata share plus, to the extent available, its share of any portion allotted to other members that do not fully subscribe for their pro rata shares.

In its capacity as a member of the Company, BRI has agreed that it will not act on its preemptive rights to purchase additional Company units without the prior written consent of the majority of the Series E and Series D convertible preferred shareholders. If the Series E and Series D convertible preferred shareholders do not consent to the exercise, then BRI has contractually agreed to decline to exercise its preemptive rights. If consent is given for the exercise, the Series E and Series D convertible preferred stockholders have agreed to vote their shares of BRI stock in favor of an amendment to the charter to create a new corresponding class or series of BRI securities as that purchased by BRI from the Company. BRI is contractually committed to issue the corresponding security to the Series E and Series D convertible preferred stockholders; and further, the Series E and Series D convertible preferred stockholders have the right and the obligation to purchase from BRI the corresponding class or series of BRI securities in an amount equal to the amount of the corresponding securities purchased by BRI from the Company.

11.          Employee Stock Option Plans

The Company has two affiliate stock option plans (The “Employee Stock Option Plans”) that provide for the granting of options to employees to purchase shares of BRI’s common and Series C junior convertible preferred stock. The Employee Stock Option Plans are identical except for the class of security available under each plan. Under the Employee Stock Option Plans, options generally vest over four years; one-fourth of the shares vest one year after issuance and the remainder of the shares vest ratably on a monthly basis over the remaining thirty six months ,or as determined by the Board of Directors. The options expire ten years after the date of grant.

As of December 31, 2005, the Company has reserved 23,133,521 common units and 5,577,489 Series C junior convertible preferred units for issuance upon the exercise of the Matching LLC Option (Note 5). BRI has reserved an equal number of common shares of BRI and Series C junior convertible preferred shares of BRI for issuance upon the exercise of the outstanding options and warrants under the 1998 Incentive Stock Option Plan and 2001 Incentive Stock Option Plan.

The following schedules reflect BRI stock option activity and year-end balances. BRI holds options to purchase units in the Company in equivalent classes, amounts and terms as disclosed about the Employee Stock Option Plans in this footnote.

The Company’s stock option activity is as follows:

(in thousands, except per share data)

	OPTIONS OUTSTANDING
	SHARES AVAILABLE FOR GRANT	NUMBER OF SHARES	WEIGHTED AVERAGE EXERCISE PRICE
Balance at December 31, 2002	8,975	17,881	$0.36
Granted	(2,013)	2,013	0.30
Exercised	—	(111)	0.15
Canceled and forfeited	1,419	(1,419)	0.41

Balance at December 31, 2003	8,381	18,364	$0.35
Granted	(3,597)	3,597	0.30
Exercised	—	(19)	0.23
Canceled and forfeited	1,032	(1,032)	0.35

Balance at December 31, 2004	5,816	20,910	$0.34
Granted	(3,706)	3,706	0.30
Exercised		(10)	0.11
Canceled and forfeited	2,600	(2,600)	0.30

Balance at December 31, 2005	4,710	22,006	$0.34

Of the shares available for future grants and options outstanding, 1.6 million shares and 4.0 million shares, respectively, are Series C junior convertible preferred stock with a weighted average exercise price of $.32at December 31, 2005.

The following table summarizes the Company’s outstanding and exercisable options at December 31, 2005:

(in thousands, except per share data)

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
EXERCISE PRICE	NUMBER OUTSTANDING AT DECEMBER 31, 2005	WEIGHTED AVERAGE REMAINING CONTRACTUAL LIFE	WEIGHTED AVERAGE EXERCISE PRICE	NUMBER EXERCISABLE AT DECEMBER 31, 2005	WEIGHTED AVERAGE EXERCISE PRICE
$0.11	2,325	3.2 years	$0.11	2,325	$0.11
0.30	18,396	7.8 years	0.30	10,885	0.30
0.38	812	6.0 years	0.38	806	0.38
0.81	189	5.6 years	0.81	189	0.81
4.17	277	3.8 years	4.17	277	4.17
5.12	7	4.8 years	5.12	7	5.12

	22,006			14,489

Of the options exercisable, 1,665,545 shares are Series C junior convertible preferred stock with a weighted average exercise price of $0.34 at December 31, 2005.

There were 13,177,000 and 9,462,000 options exercisable at December 31, 2004 and 2003, respectively.

Employee Stock-Based Compensation

The options granted during the years ended December 31, 2005, 2004 and 2003, were issued with exercise prices below the fair market value on the date of grant. The higher fair market value was a result of the simultaneous issuance of the corresponding Matching LLC options (Note 5). Stock-based compensation is being expensed over the vesting period of the options.

Employee stock-based compensation has been included in the following line items of the statement of operations:

(in thousands)

	YEAR ENDED DECEMBER,
	2005	2004	2003
Operating Expenses
Product development	$166	$130	$143
Sales and marketing	83	86	144
General and administrative	583	648	669

	$832	$864	$956

12.          Key Employee Agreements

On May 23, 2005, the Board approved the 2005 Key Employees Incentive Plan. Under the terms of the Plan in the event of certain merger or sales transactions related to the Company with net proceeds to unit holders that exceed $50 million and are less than $200 million on or before December 31, 2007, an award pool will be established from the transaction proceeds and set aside, before unit liquidating preferences, to be paid to certain employees of the Company. The award pool will be calculated on a sliding scale and the amount of the award pool ranges from a minimum of $5 million to a maximum of $10.5 million; depending on the size of the transaction. To date, there have been no key employees designated as plan participants. The Board simultaneously approved the BrassRing LLC – 2005 Key Employee Incentive Plan Support Agreement. Under the agreement, the Company will make funds available under the 2005 Key Employee Incentive Plan.

On July 28, 2005, the Company amended the employment agreement of its Chief Executive Officer. The employment agreement provides for, amongst other items, a framework for calculation of an incentive bonus payment should a liquidity transaction occur, or otherwise a bonus to be paid under certain conditions. During 2005, the Company recorded $95,000 of expense related to this agreement.

13.          401(k) Savings Plans

The Company sponsors the BrassRing Inc. 401(k) Plan (the “Plan”) to provide retirement benefits for its employees. The Plan was adopted in November 1999. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees.

Eligible employees may contribute from 2% to 15% of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. There were no matching contributions made during the years ended December 31, 2005, 2004 and 2003. In addition, the Plan provides for discretionary contributions as determined by the Board of Directors. Such contributions to the Plan are allocated among eligible participants in the proportion of their salaries to the total salaries of all participants. No discretionary contributions were made in the years ended December 31, 2005, 2004 or 2003.

14.          Related Party Transactions

The Company recorded revenue for services provided to companies affiliated with The Washington Post Company and the Tribune Company of $315,000 and $295,000 during the year ended December 31, 2005, $362,000 and $264,000 during the year ended December 31, 2004, $334,000 and $258,000 during the year ended December 31, 2003, respectively.

In September 2003, the Company entered into a six-month Co-branding Agreement with Career Builder in which the Company provided a direct link to Career Builder on its web site, provided customers lists and marketed the relationship. In return Career Builder agreed to pay the Company $50,000 per month. In March 2004, the agreement was extended for an additional three months at the rate of $20,000 per month. Effective June 1, 2004, the Agreement was extended on a month to month basis. During 2004, the Company recorded $300,000 of revenue related to this Agreement. During 2005, the Company recorded $96,000 of revenue related to this agreement prior to its termination in June 2005. In November 2004, the Company entered into an Agreement to develop software to better integrate the Company’s product with the Career Builder website. In connection with this Agreement Career Builder funded the development with $112,000 which the Company recorded as a reduction of development costs. Career Builder is a related party through mutual ownership by the Tribune Company and Gannett Co. Inc.

15.          Commitments and Contingencies

The Company is obligated under several noncancelable operating leases for office space. The future minimum lease obligations under these noncancelable operating leases as of December 31, 2005 are approximately as follows:

(in thousands)

YEAR ENDING DECEMBER 31,
2006	$1,082
2007	1,174
2008	98
2009 and thereafter	—

$2,354

Rent expense under noncancelable operating leases was approximately $1.1 million, $1.1 million and $1.4 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Under provisions of certain leases, the Company is required to segregate cash as a security deposit. Total restricted cash related to such leases was $500,000 as of December 31, 2005 and 2004.

The Company has various claims and legal proceedings generally incidental to the normal course of business which are pending or threatened against the Company. While the ultimate liability from these proceedings is presently indeterminable, any additional liability is not expected to have a material adverse effect on the Company’s financial position or results of operations.

The Company, in limited instances, has provided indemnifications for certain liabilities that could arise from the Company’s use of leased properties or sales of businesses. The Company is unable to estimate future payments, if any, that may be required under the aforementioned indemnities.

In connection with the sale of products in the ordinary course of business, the company often makes representations affirming, among other things, that its products do not infringe on the intellectual property rights of others and agrees to indemnify customers against third-party claims for such infringement. To date, the Company has not been required to make material payments under such provisions.

The Company indemnifies its officers for certain events or occurrences while the officer is, or was serving, at the Company’s request in such capacity provided that the officer acted in good faith, with a reasonable belief that such course of conduct was in, or was not opposed to, the best interests of the Company, and that such course of conduct did not constitute gross negligence or willful misconduct of such officer. Determinations of entitlement to indemnification must be approved by BRI as sole Manager of the Company or in the event of a conflict, by a majority of members of the Company. Any such indemnification is reduced to the extent such officer is reimbursed from the proceeds of insurance. The potential amount of future payments the Company would be required to make under these indemnification agreements is unlimited.

No claim for indemnification by any person or entity covered by said agreements, or the relevant provisions of the Company’s Articles or By-Laws have been made, and accordingly, the Company has no liabilities for these indemnity agreements.

16.          Restructuring Charge

During 2003, the Company implemented plans designed to reduce expenses and align resources with reduced revenue expectations. As a result of the restructuring programs, the $848,000 charge in 2003 is classified in the following categories on the statement of operations:

(in thousands)

Cost of Sales	$518
Product development	119
Sales and marketing	—
General and administrative	211

$848

Charges recorded in relation to its candidate sourcing services, which were discontinued during 2003, was $857,000, which is included in “Loss from discontinued operations” on the statements of operations.

A reconciliation of the Company’s accrual balance as of December 31, 2005 and 2004 are as follows:

	December 31, 2004	ADDITIONS	UTILIZATION	REVERSALS	December 31, 2005
Facilties	$414	—	$(452)	$38	—
Other	31	—	(23)	2	10

Accrued liability	$445	—	$(475)	$40	$10

(in thousands)

	December 31, 2003	ADDITIONS	UTILIZATION	REVERSALS	December 31, 2004
Facilties	$1,569	—	$(946)	$(209)	414
Other	110	—	(139)	60	31

Accrued liability	$1,679	—	$(1,085)	$(149)	$445

Cash expenditures of $482,000 and $1.6 million were incurred as of December 31, 2005 and 2004, respectively.

Of the remaining liability, $10,000 and $96,000 million is classified as “liabilities from discontinued operations” on the balance sheets as of December 31, 2005 and 2004, respectively, the remainder has been included as accrued expenses.

Facility closure and related costs consist of committed payments and exit costs under noncancelable operating leases for facilities which were closed as a result of the restructuring plan. Costs incurred for the closure of redundant facilities were paid out over the remaining lease term through fiscal year 2005.

The Company also recorded charges to reduce the carrying values of certain fixed assets that are being abandoned as a result of the restructuring activities to their net realizable values fixed assets that were abandoned by the Company as a result of the restructuring activities.